Exhibit 10.1

[Citi Trends, Inc. letterhead]

March 5, 2007

Mr. Bruce D. Smith

4139 Old Town Circle

Tupelo, Mississippi  38804

Dear Bruce:

On behalf of Citi Trends, Inc., I am pleased to offer you the position of Senior Vice President and Chief Financial Officer.  We trust that your knowledge, skills and experience will be among our most valuable assets.

Should you accept this job offer, the terms of employment are as follows:

•                  Salary:  Annual gross starting salary of $250,000, paid in biweekly installments.

•                  Relocation:  To assist in relocation expenses you will be awarded a one time bonus of $50,000 payable within 5 business days following the start of your employment.  If you voluntarily terminate your employment within 12 months of your hire date, you will be obligated to refund this relocation bonus to the company.  Additionally, the company will pay for the cost of moving your household items to Savannah.  Finally, the company will provide temporary housing for 90 days.

•                  Annual Performance Bonus:  Participation in Executive Management Level Bonus Plan at 40% of base salary (participation is based upon both company and personal performance achievements).

•                  Restricted Stock:  Upon your start date with Citi Trends you will be awarded restricted stock valued at $100,000, fully vested in four years at the rate of 25% per year.

•                  Benefits:  Benefits for salaried-exempt employees are as follows:

•                  401(k) profit sharing account

•                  Equity Awards:  Consideration for Annual Stock Option or Restricted Stock Awards based on company performance and personal performance achievements.

•                  Health, dental, life and disability insurance

•                  Vacation:  3 weeks per year

•                  Note:  The Company reserves the right to change or terminate benefit programs at its sole discretion.

March 5, 2007

Bruce Smith

Offer of Employment

We look forward to developing our relationship with you and hope you view this opportunity as a chance to have a long term positive impact on our business.  Nonetheless, please understand that Citi Trends is an at-will employer.  That means that either you or Citi Trends are free to end the employment relationship at any time, with or without notice or cause.  And nothing in this letter or Citi Trends policies or procedures, either now or in the future, is intended to change the at-will nature of our relationship.  Additionally, this offer of employment is contingent upon your successfully passing a drug test and criminal background check.

To accept this offer, provide your signature at the bottom of this page and fax the signed document to 912-443-3663 (Attn: Ivy Council) no later than Friday, March 9, 2007.  Feel free to contact me if you have any questions or concerns.  I can be reached in my office at 912-443-3705.

We at Citi Trends hope that you’ll accept this job offer and look forward to welcoming you aboard.

Sincerely,

Ed Anderson

Chairman & CEO

Citi Trends, Inc.

Accept Job Offer

By signing and dating this letter below, I, Bruce Smith, accept this job offer of Senior Vice President and Chief Financial Officer for Citi Trends, Inc.

Signature:	/s/ Bruce D. Smith	Date: